Sage Capital Management, LLC

July 10, 2007

12.4.2 Code of Ethics

Investment advisers that are not registered as such with the SEC are not required to have a Code of Ethics. SCMLLC, to prevent possible fraud and to foster an atmosphere of high ethical standards, shall adopt and maintain a Code of Ethics irrespective of whether it is a SEC-registered investment adviser.

12.4.2.1 Standard of Business Conduct

The Code of Ethics is based on the principle that SCMLLC and each of its employees owe a fiduciary duty to its hedge fund clients and a duty to comply with federal and state securities laws and all other applicable laws. These duties include the obligation of Access Persons (as herein defined) to conduct their personal securities transactions in a manner that does not interfere with the transactions of any hedge fund or otherwise to take unfair advantage of their relationship with hedge funds. In recognition of this duty, SCMLLC hereby adopts the following general principles to guide the actions of the Access Persons:

●	Access Persons have the duty at all times to place the interests of hedge funds first.
●
Access Persons have the duty to conduct all personal securities transactions in a manner consistent with these Procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.

●
Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a hedge fund, or that otherwise bring into question the Access Person's independence or judgment.

●	All personal securities transactions by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest with the hedge fund.

These duties extend beyond fiduciary obligations, personal trading and compliance with laws discussed above. Each employee additionally is obligated to:

●	Share his or her knowledge with others and present factual and objective information to management to the best of his or her ability.
●	Accept full responsibility for work that he or she performs.
●	Not misuse the authority entrusted to him or her.
●	Be honest in all his or her professional relationships.
●	Take appropriate action in regard to any illegal or unethical practices that come to his or her attention.
●	Cooperate with others in achieving understanding and in identifying problems.
●	Not use or take credit for the work of others without specific acknowledgement and authorization.
●	Insure that the products of his or her work are used in a socially responsible way.
●	Never misrepresent or withhold information that is germane to a problem or situation of public concern.
●	Not use knowledge of a confidential or personal nature in any unauthorized manner or to achieve personal gain.
●	Make every effort to ensure that he or she has the most current knowledge and that the proper expertise is available when needed.
●	Avoid conflict of interest and ensure that SCMLLC is aware of any potential conflicts.
●	Present a fair, honest, and objective viewpoint.
●	Protect the privacy and confidentiality of all information entrusted to him or her.

12.4.2.2 Definitions of Terms in the Code of Ethics

●	"Access Person" means:
●	each director, partner or officer of SCMLLC;
●
each supervised person of SCMLLC who, (i) has access to nonpublic information regarding any hedge funds' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any hedge fund advised by SCMLLC or an affiliate, or (ii) is involved in making securities recommendations to hedge funds, or who has accessto such recommendations that are nonpublic; and

●	any spouse, minor child, and any relative resident in the household of a person named above.
●
"Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically from investment accounts in accordance with a pre-determined schedule or allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

●
"Beneficial Ownership" means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended. A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owns the securities, his or her spouse or minor children own the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.

●
"Control" means the power to exercise a controlling influence over the management or policies of a company. A person is deemed to exercise control who has a 25% or more ownership position of a company's equity securities, or otherwise controls a company as defined in Section 2(a)(9) of the Investment Company Act of 1940.

●	"Hedge Fund Client" means any hedge fund that has entered an Investment Advisory
●	Contract with SCMLLC.
●	"Market Timing" means frequent buying or selling shares of the same mutual fund, or buying or selling mutual fund shares in order to exploit inefficiencies in mutual fund pricing.
●	"Related Security" means any security convertible within sixty (60) days into a Security and any future or option on the Security.
●	"Security" means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, except that it does not include:
●	direct obligations of the U.S. Government;
●	any security issued by a mutual fund (other than a mutual fund advised by SCMLLC or an affiliate) or a unit investment trust that invests exclusively in one or more unaffiliated mutual funds; and
●	any money market fund securities or money market instruments, including bankers' acceptances, certificates of deposit, and commercial paper.
●	"Supervised Person" means employees and other persons who provide advice on behalf of SCMLLC and are subject to the supervision and control of SCMLLC.

12.4.2.3 Prohibitions

●	Investment Recommendations. No Access Person shall in connection with the recommendation of a Security held or to be acquired or sold by any Hedge fund shall:
employ any device, scheme or artifice to defraud such Hedge fund;
●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the recommendation made not misleading;
●	engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Hedge fund; or
●	engage in any manipulative practice with respect to such Hedge fund.

●	Investment Opportunity. An Access Person must offer an investment opportunity first to hedge funds before he or she or SCMLLC may act on that opportunity.
Market Timing. No employee may engage, or cause a hedge fund to engage, in prohibited market timing of the shares of a mutual fund.
●	Personal Securities Transactions. No Access Person may:
●
purchase or sell, directly or indirectly, a Security for his or her own account within 17 days before the time that the same Security or Related Security is being purchased or sold by any Hedge Fund Client; or

●
purchase or sell, directly or indirectly, a Security for his or her own account that is the same Security or Related Security that is the subject of a buy or sell recommendation to any Hedge Fund Client.

●
Interest in Securities. No Access Person shall recommend any transaction in any Securities by any Hedge Fund Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including:

●	the Access Person's Beneficial Ownership of any Securities of such issuer;
●	any contemplated transaction by the Access Person in such Securities;
●	any position the Access Person has with such issuer; and
●	any present or proposed business relationship between such issuer and the Access Person (or a party that the Access Person has a significant interest in).
●
Hedge Fund Client Trade Information. No Access Person shall reveal any proposed transactions in Securities by one Hedge Fund Client to another employee of SCMLLC (unless that employee requires that information to carry out his or her employment duties), or any other person not affiliated with SCMLLC.

●	IPOs and Private Placements. No Access Person may:
●	acquire a Security in an initial public offering or a private placement without the written consent of the Chief Compliance Officer;
●	acquire a Security in an initial public offering if he or she is a registered representative of a broker-dealer;
●	make a wrongful arrangement or a wrongful quid pro quo of any kind with Hedge Fund Clients in exchange for IPO allocations; or
●	share profits or losses with a Hedge Fund Client who receives an IPO allocation or allocations.
●	Black-Out Periods. No Access Person may profit from the:
●	purchase of a Security followed by the sale of the same or a Related Security within 0 days of the purchase; or
●	sale of a Security followed by the purchase of the same Security or a Related Security within 0 days of the sale.

12.4.2.4 Reporting of Securities Trades and Holdings

●
Access Person Reporting. Each Access Person shall report on the Securities Transaction Report Form all transactions in Securities in which such Access Person has acquired any direct or indirect Beneficial Ownership, unless such report would duplicate information contained in trade confirmations or account statements that SCMLLC holds in its records, provided SCMLLC has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

●
Report Deadline. Reports shall be filed with the Chief Compliance Officer within 15 days after the end of each calendar quarter. An Access Person need not file a report covering a quarterly period if he or she had no personal securities transactions during that quarter.

●	Securities Transaction Report Form. The Securities Transaction Report Form filed pursuant to this Section shall contain the following information:
o	Name of the Access Person making the report;
o	Date of the transaction;
o	Title and number of shares involved;
o	Exchange ticker symbol or CUSIP of shares;

o	Principal amount of each Security involved;
o	Nature of the transaction (buy or sell);
o	Price at which transaction was effected; and
o	Name of the broker-dealer, bank or other financial institution through whom the transaction was effected.

Each Access Person must file a report of his or her personal securities holdings (i) at the time the person became an Access Person; and (ii) at least once a year thereafter in the Annual Securities Transaction Report Form. Such reports must be current as of a date not more than 45 days prior to the individual becoming an Access Person or the date the Annual Securities Transaction Report is submitted.

●
Exceptions. The following transactions are not subject to the provisions in (1) Personal Securities Transaction, (2) Interest in Securities, (3) Black-Out Periods; (4) Pre-Clearance of Securities Trades, and (5) Reporting of Securities sections:

●	Transactions in securities held in accounts over which the Access Person has no direct or indirect influence or control; and
●	Transactions effected pursuant to an Automatic Investment Plan.
●	Broker-Dealer Confirmations and Account Statements. Every Access Person who opens an account at a broker-dealer or other financial institution shall:
●	immediately notify the Chief Compliance Officer of the opening of such account; and
●
send a Broker Confirmation Letter to each such broker-dealer or other financial institution directing them to provide SCMLLC with a duplicate copy of each confirmation and periodic account statement issued to such Access Person.

●
Private Placements. Each Access Person who owns Securities acquired in a private placement shall disclose such ownership to the Chief Compliance Officer if such person is involved in any subsequent consideration of an investment in the issuer by a Hedge Fund Client.

●	Holdings. Each Access Person shall report to SCMLLC the following information about his or her securities holdings within 30 days as of the end of the calendar year:
●	Title, number of shares (for equity securities) and principal amount (for fixed-income securities) of each Security in which the Access Person had any ownership; and
●	Name of broker-dealer or other financial institution where the Access Person maintains a brokerage account.

12.4.2.5 Certification

Every Access Person shall certify on an annual basis, in writing, that he or she has:

1.	received a copy of the Code of Ethics;
2.	read and understands the Code of Ethics; and
3.	disclosed, precleared (if applicable) and reported all transactions in Securities consistent with the requirements of the Code of Ethics.

12.4.2.6 Reporting Violations

An employee of SCMLLC must promptly report to the Chief Compliance Officer any violations of the Code of Ethics. Any employee of SCMLLC who is the subject of a Code of Ethics violation report and who retaliates against the reporting employee shall be subject to serious sanctions, including termination of employment.

12.4.2.7 Review

●	Periodic Review. The Chief Compliance Officer shall review and compare all reported transactions in Securities with:
o	the transactions of the Access Person indicated on his or her confirmations and account statements; and
o	the transactions of Hedge Fund Clients of SCMLLC.
●
Suspected Violations. If the Chief Compliance Officer suspects that an Access Person has violated these Procedures, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation occurred or did not occur.

●
Violation Report. If the Chief Compliance Officer concludes that an Access Person has violated these Procedures, he or she shall submit a report of such violation, his or her investigation of such violation, and his or her recommendation on what steps should be taken to address such violation, including recommending sanctions against the violator.

12.4.2.8 Training

1.
New Employees. Each newly hired or newly designated Access Person shall receive a copy of these Procedures and shall be required to certify within 30 days of receipt of such Procedures that he or she has read and understands the Procedures.

2.
New Employee Review. The Chief Compliance Officer shall review the Procedures with any newly hired or newly designated Access Person. A new employee may not make a personal trade until he or she has received this training.

3.	Annual Training. At least annually, the Chief Compliance Officer shall conduct a training seminar reviewing the requirements of the Procedures and the required duties of the Access Persons.

12.4.2.9 Access Person List

The Chief Compliance Officer shall maintain a list of employees and officers of SCMLLC who are "Access Persons."

12.4.2.10 Sanctions

Upon discovering a violation of these Code of Ethics, the senior management of SCMLLC may impose such sanctions as they deem appropriate, including, but not limited to, forfeiture of future discretionary compensation or profit, canceling trades, selling positions at a loss, internal reprimand, a letter of censure, fine or suspension or termination from employment.